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                                             EXHIBIT 10(b)

   Compensation Arrangement with Mr. Nicholas M. Brown Jr.
   -------------------------------------------------------

March 28, 1995

Mr. Nicholas M. Brown Jr.
5600 Bristol Lane
Minnetonka, MN 55343

Dear Nick,

This is to confirm the special arrangements, outside the normal St. Paul benefit and executive compensation programs, that we agreed to upon your joining The St. Paul in August of 1993. From this point forward, the only such special benefits to which you are entitled are as follows:

1. We will ensure that the amount of pension benefit you receive from The St. Paul, when added to the pension benefit you will receive from the Aetna, will be no less than the pension benefit you would have received from the Aetna had you remained employed at Aetna through the date of the termination of your employment from St. Paul. We will calculate this in the following manner:

     a. First we will add together the pension benefits you will be paid under the Aetna pension program with the pension benefit you will receive through the St. Paul pension program.

     b. We will then calculate the amount that your pension would have been from the Aetna, assuming a 7% annual salary increase from the year you joined St. Paul through the year of the termination of your employment with St. Paul.

     c. If a. is equal to or greater than b., we will not pay you any additional pension benefit. However, if
      b. is greater than a., we will pay you the difference.

2. If, at any time between now and August 2, 1996, there is any change in your reporting relationship to the CEO or any change of your management responsibilities which is unsatisfactory to you, and for that reason you decide to terminate employment with The St. Paul Companies, or The St. Paul terminates the relationship for any reason other than malfeasance, you will be paid three times your normal annual cash compensation.

You will, of course, continue in the benefit and compensation arrangements that have been previously been established for you. Going forward, you will participate in all benefit and compensation programs available to an executive in your office in accordance with the terms of those programs.

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This supersedes any previous arrangements and understandings we may have had with respect to such special benefit and compensation programs. If you approve of this agreement, please sign below. If you have any questions, please give me a call.


Sincerely yours,                        Agreed to this 28th
St. Paul Fire and Marine                day of March, 1995.
 Insurance Company

By: /s/  Greg A. Lee                    /s/  Nicholas M. Brown Jr.
    ----------------                         --------------------
     Greg A. Lee                             Nicholas M. Brown Jr.
     Senior Vice President                   Executive Vice President
     Human Resources                          and Chief Operating
                                              Officer